Exhibit 99.1

Tesoro Logistics LP Announces New Member of Board of Directors

SAN ANTONIO - March 12, 2012 - Tesoro Logistics LP (NYSE:TLLP) announced today the appointment of James H. Lamanna as a new member of its Board of Directors effective March 12, 2012, replacing retiring member Mary F. Morgan.

“We are pleased to welcome James Lamanna to our Board of Directors,” said Tesoro Logistics Chairman and CEO, Greg Goff. “His extensive experience in logistics operations and deep industry background will further strengthen our Board.”

Mr. Lamanna currently serves as president of Timeless Triumph, LLC, which provides consultation to oil and gas sector companies on strategic business plans, health, safety, security and environmental performance improvement, operations excellence and improved plant reliability.

Previously, Mr. Lamanna held various leadership roles with BP and Amoco. As BP's Senior Vice President of U.S. Pipelines and Logistics, Mr. Lamanna executed the merger of the pipelines and logistics midstream businesses to significantly improve safety and reliability within the U.S.

Mr. Lamanna has twice served on the Pipeline Industry Association Executive Committee and was a member of BP America's Board of Directors.

He earned his Bachelor of Science in Chemical Engineering from the University of Virginia, Charlottesville, Virginia.

About Tesoro Logistics LP
Tesoro Logistics, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

Please visit us at: www.tesorologistics.com

Contact:
Investors: Louie Rubiola, Director, Investor Relations, (210) 626-4355
 or
Media: media@tsocorp.com, (210) 626-7702